                                                                    EXHIBIT 99.2

NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(985) 872-2100                                                    (985) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 5, 2003

                          GULF ISLAND FABRICATION, INC.
                         REPORTS FOURTH QUARTER EARNINGS

         Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.4 million ($.29 diluted EPS) on revenue of $42.4 million for its fourth quarter ended December 31, 2002, compared to net income of $1.2 million ($.11 diluted EPS) on revenue of $21.4 million for the fourth quarter ended December 31, 2001. Net income for the twelve months ended December 31, 2002 was $10.3 million ($.87 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $142.9 million, compared to net income of $7.3 million ($.62 diluted EPS) on revenue of $113.7 million for the twelve months ended December 31, 2001.

         Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards Board No. 142, ("SFAS No. 142"), "Goodwill and Other Intangibles Assets", which resulted in a $4.8 million non-cash charge for the impairment of goodwill, which was recorded as a cumulative effect of change in accounting principle. Net income after a cumulative effect of change in accounting principle for the period ended December 31,2002 was $5.6 million ($.47 diluted EPS).

         At December 31, 2002, the Company had a revenue backlog of $92.5 million and a labor backlog of approximately 1.3 million man-hours remaining to work.

                       SELECTED BALANCE SHEET INFORMATION
                                 (in thousands)

                                                        December 31,   December 31,
                                                           2002           2001
                                                        ------------   ------------
Cash and short-term investments                          $ 24,450       $ 35,032
Total current assets                                       65,032         55,461
Property, plant and equipment, at cost,net                 47,471         41,666
Total assets                                              113,148        102,538
Total current liabilities                                  12,705          8,860
Debt                                                            0              0
Shareholders' equity (a)                                   94,976         88,905
Total liabilities and shareholders' equity                113,148        102,538

         Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.

         (a) Reference to Footnote 1 shown on page 2 (Consolidated Statements of Income).

                                                                    EXHIBIT 99.2

                          GULF ISLAND FABRICATION, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                                                                     Three Months Ended           Twelve Months Ended
                                                                        December 31,                  December 31,
                                                                  ------------------------      ------------------------
                                                                     2002           2001           2002           2001
                                                                  ---------      ---------      ---------      ---------
Revenue                                                           $  42,365      $  21,376      $ 142,919      $ 113,697
Cost of revenue                                                      36,139         18,599        123,643         98,330
                                                                  ---------      ---------      ---------      ---------
Gross profit                                                          6,226          2,777         19,276         15,367
General and administrative expenses                                   1,202          1,041          4,231          4,435
                                                                  ---------      ---------      ---------      ---------
Operating income                                                      5,024          1,736         15,045         10,932
Other income (expense):
    Interest expense                                                     (7)            (9)           (39)           (36)
    Interest income                                                     132            229            611          1,103
    Other                                                                (6)           (11)            52           (748)
                                                                  ---------      ---------      ---------      ---------
                                                                        119            209            624            319
                                                                  ---------      ---------      ---------      ---------
Income before income taxes                                            5,143          1,945         15,669         11,251
Income taxes                                                          1,753            699          5,332          3,990
                                                                  ---------      ---------      ---------      ---------
Net income before cumulative effect of
  change in accounting principle                                      3,390          1,246         10,337          7,261
Cumulative effect of change in accounting principle (1)                  --             --         (4,765)            --
                                                                  ---------      ---------      ---------      ---------
Net income                                                        $   3,390      $   1,246      $   5,572      $   7,261
                                                                  =========      =========      =========      =========
Per share data:
    Basic earnings per share:
      Net income before cumulative effect of
        change in accounting principle                            $    0.29      $    0.11      $    0.88      $    0.62
      Cumulative effect of change in accounting principle(1)             --             --          (0.41)            --
                                                                  ---------      ---------      ---------      ---------
          Basic earnings per share                                $    0.29      $    0.11      $    0.47      $    0.62
                                                                  =========      =========      =========      =========
    Diluted earnings per share:(2)
      Net income before cumulative effect of
        change in accounting principle                            $    0.29      $    0.11      $    0.87      $    0.62
      Cumulative effect of change in accounting principle(1)             --             --          (0.40)            --
                                                                  ---------      ---------      ---------      ---------
          Diluted earnings per share                              $    0.29      $    0.11      $    0.47      $    0.62
                                                                  =========      =========      =========      =========
        Weighted-average shares                                      11,745         11,707         11,731         11,704
        Effect of dilutive securities: employee stock options            80             43             86             85
                                                                  ---------      ---------      ---------      ---------
        Adjusted weighted-average shares(2)                          11,825         11,750         11,817         11,789
                                                                  =========      =========      =========      =========
Depreciation and amortization included in expense above(3)        $   1,126      $   1,239      $   4,565      $   4,866
                                                                  =========      =========      =========      =========

(1) The Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No.142, "Goodwill and Other Intangible Assets".

(2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.

(3) Goodwill amortization of $108,000 and $433,000 included in the three months and twelve months ended December 31, 2001, respectively.